Exhibit 99.1

P R E S S R E L E A S E

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

Ryerson Initiates CEO Succession Planning

CHICAGO, IL., May 25, 2010 — Ryerson Inc. announced today that it has begun succession planning in anticipation of the retirement of Chief Executive Officer Stephen E. Makarewicz prior to the end of 2012. Mr. Makarewicz, 63, has informed the company of his intent to retire by age 65. He has been CEO and President of the company since August 2008, and previously served in a variety of other executive roles.

Ryerson director Robert L. Archambault, who preceded Mr. Makarewicz as the company’s chief executive and is a partner with Platinum Equity, Ryerson’s largest shareholder, said a global search is now underway. “By announcing his plans well in advance, Steve has given us an opportunity to conduct a comprehensive and thoughtful succession planning process,” Mr. Archambault said. “We’re working now to identify the strongest and best candidate to lead Ryerson into the future. Once that is completed, we will effect a seamless handoff that ensures an orderly transition.” Specific transition timing will be announced at a future date.

Ryerson director Jacob Kotzubei, also a partner at Platinum Equity, said the process would emphasize stability in transitioning from Mr. Makarewicz to his successor. “Steve has been a great asset as we worked together to achieve significant operational efficiencies over the last two and half years,” Mr. Kotzubei said. “We greatly appreciate his service and his commitment to a smooth transition.”

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About the Company

Ryerson is a leading North American processor and distributor of metals, with operations in the United States, Canada and Mexico, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.